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                                                                    EXHIBIT 99.1

[LETTERHEAD OF U.S. FILTER]


FOR IMMEDIATE RELEASE


                         U.S. FILTER ANNOUNCES OFFER TO
                       ACQUIRE MEMTEC AT US$30 PER SHARE

PALM DESERT, CALIFORNIA (September 17, 1997) and SYDNEY, AUSTRALIA (September 18, 1997) -- U.S. Filter Corporation [NYSE: USF] today announced that it will make a fully financed, all cash offer for all of the issued shares of Memtec Ltd. [NASDAQ: MMTCY, ASX: MET] at a price of US$30 per share, currently equivalent to approximately A$42 per share/1/. Memtec has approximately 11 million shares on a fully diluted basis, representing a total value for Memtec's fully diluted shares of approximately US$330 million, currently equivalent to approximately A$460 million/1/.

U.S. Filter owns 534,600 Memtec shares, representing approximately 4.9% of Memtec's currently outstanding shares on a fully diluted basis.

Richard J. Heckmann, Chairman, President and Chief Executive Officer of U.S. Filter, said, "This offer provides Memtec shareholders:

       . a premium of approximately 25% to Memtec's closing share price on the NASDAQ National Market on September 16, 1997; and

       . a premium of approximately 46%/2/ over the weighted average trading price of Memtec shares over the last 20 trading days on the NASDAQ National Market."

The offer will be open, unless extended, for one month from the date of the mailing of the offer documents, which is expected to occur in early October. Pending commencement of the offer, a copy of any offering documents filed with the Australian Securities Commission (ASC) will be filed by U.S. Filter with the United States Securities and Exchange Commission, as an exhibit to its current report on Form 8-K as soon as practicable after their registration with the ASC.

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The offer will be conditional upon, among other things:

     . U.S. Filter being entitled to more than 50% of Memtec's shares on a fully diluted basis at expiration of the offer;

     . all necessary governmental and regulatory approvals being received, including approval by the Foreign Investment Review Board in Australia and expiration of the Hart-Scott-Rodino waiting period in the U.S.;

     . no government authority or any other person taking or threatening any action to prevent, inhibit or otherwise impose conditions on the offer or the acquisition of Memtec;

     . no material adverse change occurring or being announced or otherwise becoming public in respect of the business, financial or trading position or prospects, assets or liabilities, or profitability of Memtec or any of its subsidiaries between today's date and the end of the offer period;

     . no decline in either the Dow Jones Industrial Average, the Standard &
       Poors 500, or the ASX All Ordinaries Indices by an amount in excess of 15%, measured from the close of business September 16, 1997;

     . no prescribed occurrences (as defined in the Australian Corporations
       Law) occurring in relation to Memtec or any of its subsidiaries during the offer period;

     . the absence of specified events occurring relating to Memtec, including declaration of dividends other than any already declared, entering into or amendment of material agreements, certain changes in the capital structure of Memtec or any of its subsidiaries, acquisitions or disposals of assets or rights, or changes in employee terms in each case outside the ordinary course of business, or arrangements which may adversely affect the value of Memtec or any of its subsidiaries; and

     . Memtec proposing or approving a competing business combination or acquisition proposals.

Under the offer, Memtec shareholders will be able to elect to receive payment in either U.S. or Australian dollars. Australian dollar payment will be converted from U.S. dollars using the exchange rate when funds are paid by U.S. Filter.


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Merrill Lynch & Co. and Salomon Brothers Inc will act as Dealer Managers for the offer and as financial advisors to U.S. Filter. Any questions regarding the offer should be directed to Merrill Lynch & Co., in the U.S. at (212) 449-8209 (collect call), and in Australia only, at 1-800-628-145 (toll free call).

With annualized revenues of over US$2.3 billion, U.S. Filter Corporation is a global provider of industrial and municipal water and wastewater treatment systems, products and services, with significant operations in Europe, Asia, Latin America and the Middle East. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of more than 450 sales and service facilities, including 65 manufacturing plants. U.S. Filter is also a provider of service deionization and outsourced water services, including the operation of water and wastewater treatment systems at customer sites. U.S. Filter markets a line of water distribution, sewer and stormwater equipment and related supplies through a network of over 110 service centers in the United States. In addition, U.S. Filter sells, installs and services a wide range of water treatment and water-related products and services for the residential and consumer markets. U.S. Filter conducts manufacturing facilities in Sydney and Melbourne and has sales offices in all major capital cities. The Company has approximately 200 employees and revenues of over US$43 million in Australia.

/1/ Exchange rate of US$1:A$0.7173 per the Reserve Bank of Australia as of September 16, 1997.
/2/  Per Bloomberg Financial Markets through September 16, 1997

CONTACTS:

            IN UNITED STATES:                   IN AUSTRALIA:
            Tim Metz / Joele Frank              Pat Hinton
            Abernathy MacGregor Group           Hinton & Associates
            (212) 371-5999                      015-361-200 or
                                                03-9600-1979


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